Exhibit (d)(v) under N-1A
                                              Exhibit 10 under Item 601/Reg SK

                         INVESTMENT ADVISORY CONTRACT

                                 RIGGS FUNDS

                                  EXHIBIT I

                      RIGGS LONG TERM TAX FREE BOND FUND

      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

      The fee shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      The right of the Adviser as set forth in Paragraph 5 of this Contract to assume expenses of one or more of the Funds shall also apply as to the above-named Fund.

      Witness the due execution hereof as of this 1st day of September, 1999.

                                    RIGGS BANK. N.A.


                                    By:  /S/ HENRY A. DUDLEY, JR.
                                       ---------------------------
                                    Name:  Henry A. Dudley, Jr.
                                    Title:


                                   RIGGS FUNDS

                                    By:  /S/ JOSEPH S. MACHI
                                       ---------------------------
                                    Name:  Joseph S. Machi
                                    Title:  Vice President